                                                                      EXHIBIT 23

   INDEPENDENT AUDITORS' CONSENT AND REPORT ON FINANCIAL STATEMENT SCHEDULE

We consent to the incorporation by reference in Registration Statement No. 333-70917 and 333-61202 on Form S-8 of our report dated August 3, 2001 (August 24, 2001 as to Note 5) appearing in this Annual Report on Form 10-K of Key Tronic Corporation and subsidiaries (the Company) for the year ended June 30, 2001.

We have audited the consolidated financial statements of the Company as of June 30, 2001 and July 1, 2000 and July 3, 1999, and for each of the three years in the period ended June 30, 2001 and have issued our report thereon dated August 3, 2001 (August 24, 2001 as to Note 5) such report is included elsewhere in this Form 10-K. Our audits also included the consolidated financial statement schedule of the Company, listed in Item 14(A). This financial statement schedule is the responsibility of the Company's management.

Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Seattle, Washington
September 5, 2001